UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 5)(1)

                      NETWORK - 1 SECURITY SOLUTIONS, INC.
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                         (Title of Class of Securities)

                                    64121N109
                                 (CUSIP Number)

                           Wheatley Partners II, L.P.
                               80 Cuttermill Road
                              Great Neck, NY 11021
                            Telephone: (516) 773-1024

                                 With a copy to:

                     Morrison Cohen Singer & Weinstein, LLP
                              750 Lexington Avenue
                               New York, NY 10022
                            Telephone: (212) 735-8600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 13, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    1 of 24

CUSIP No. 64121N109                    13D                   Page  2 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,430,507 shares                                       9.5%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                 0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,430,507 shares                                       9.5%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                 0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,430,507 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page  3 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Irwin Lieber
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    700,064 shares                                         4.6%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,666,355 shares                                      11.1%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           700,064 shares                                         4.6%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,666,355 shares                                      11.1%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,366,419 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page  4 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barry Rubenstein
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    248,509 shares                                         1.6%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        4,095,644 shares                                      26.6%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           248,509 shares                                         1.6%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    4,095,644 shares                                      26.6%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,344,153 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     28.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page  5 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barry Fingerhut
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    610,660 shares                                         4.0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,666,355 shares                                      11.1%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           610,660 shares                                         4.0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,666,355 shares                                      11.1%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,277,015 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page  6 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Seth Lieber
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


                    34,136 shares                                          0.2%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,796,518 shares                                      11.9%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           34,136 shares                                          0.2%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,796,518 shares                                      11.9%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,830,654 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page  7 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Jonathan Lieber
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    32,584 shares                                          0.2%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,796,518 shares                                      11.9%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           32,584 shares                                          0.2%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,796,518 shares                                      11.9%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,829,102 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page  8 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Woodland Venture Fund
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,016,064 shares                                       6.7%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                 0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,016,064 shares                                       6.7%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                 0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,064 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 19 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Seneca Ventures
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    713,400 shares                                         4.7%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                 0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           713,400 shares                                         4.7%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                 0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     713,400 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 10 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Marilyn Rubenstein
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    2,382 shares                                          0.02%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,426,907 shares                                      15.8%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,382 shares                                          0.02%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,426,907 shares                                      15.8%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,429,289 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 11 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Woodland Services Corp.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 shares                                                 0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,729,364 shares                                      11.3%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 shares                                                 0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,729,364 shares                                      11.3%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,729,364 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 12 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Woodland Partners
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    402,733 shares                                         2.7%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                 0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           402,733 shares                                         2.7%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                 0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     402,733 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 13 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Brookwood Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

                                                                  WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


                    294,810 shares                                         2.0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                 0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           294,810 shares                                         2.0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                 0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     294,810 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 14 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Applegreen Partners
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    130,163 shares                                         0.9%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                 0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           130,163 shares                                         0.9%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                 0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     130,163 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 15 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Wheatley Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    216,980 shares                                         1.4%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        18,868 shares                                          0.1%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           216,980 shares                                         1.4%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    18,868 shares                                          0.1%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     235,848 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 16 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    18,868 shares                                          0.1%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        216,980 shares                                         1.4%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           18,868 shares                                          0.1%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    216,980 shares                                         1.4%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     235,848 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 17 of 24 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Wheatley Partners, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 shares                                                 0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        235,848 shares                                         1.5%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 shares                                                 0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    235,848 shares                                         1.5%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     235,848 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121N109                    13D                   Page 18 of 24 Pages


      This statement, dated April 13, 2004, constitutes Amendment No. 5 to the
Schedule 13D, dated November 12, 1998, regarding the reporting persons' ownership of certain securities of Network-1 Security Solutions, Inc. All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

ITEM 3.           Source and Amount of Funds or Other Consideration.

                  Item 3 is hereby amended as follows:

      On April 13, 2004, pursuant to the provisions of an exchange agreement with the Issuer, each of Wheatley Partners II, L.P., Wheatley Partners, L.P., Wheatley Foreign Partners, L.P., Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber, Jonathan Lieber, Woodland Venture Fund, Seneca Ventures, Woodland Partners, Brookwood Partners, L.P., Applegreen Partners and Marilyn Rubenstein exchanged the number of shares of Series D Preferred Stock and/or Series E Preferred Stock reflected in Item 5(c) below for shares of Common Stock of the Issuer. Holders of the Series D Preferred Stock and the Series E Preferred Stock received 1.25 shares of Common Stock for each share of Common Stock such holder would have received based upon the prior conversion rates for each share of preferred stock.

ITEM 5.           Interests in Securities of the Issuer.

                  Item 5 is hereby amended and restated as follows:

                  (a) The following list sets forth the aggregate number and percentage (based on 15,012,576 shares of Common Stock outstanding as reported in the Issuer's Form 10-KSB for the year ended December 31, 2003), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of April 13, 2004:

                                       Shares of Common                      Percentage of Shares
                                       Stock Beneficially                       of Common Stock
Name                                       Owned(2)                          Beneficially Owned(2)
----                                       --------                          ---------------------
Wheatley Partners II, L.P.            1,430,507                                      9.5%

Barry Rubenstein                      4,344,153(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)    28.1%

Irwin Lieber                          2,366,419(3)(4)(11)(12)(13)                   15.7%

Barry Fingerhut                       2,277,015(3)(4)(11)(12)(14)                   15.1%

Seth Lieber                           1,830,654(3)(4)(11)(12)(15)(16)               12.2%

Jonathan Lieber                       1,829,102(3)(4)(11)(12)(16)(17)               12.2%

Woodland Venture Fund                 1,016,064(6)                                   6.7%

Seneca Ventures                         713,400(7)                                   4.7%

Marilyn Rubenstein                    2,429,289(4)(6)(7)(8)(9)(10)                  15.8%

Woodland Services Corp.               1,729,364(4)(6)(7)                            11.3%

Woodland Partners                       402,733(8)                                   2.7%

Brookwood Partners, L.P.                294,810(10)                                  2.0%

CUSIP No. 64121N109                    13D                   Page 19 of 24 Pages


                                       Shares of Common                      Percentage of Shares
                                       Stock Beneficially                       of Common Stock
Name                                       Owned(2)                          Beneficially Owned(2)
----                                       --------                          ---------------------
Applegreen Partners                     130,163(16)                                  0.9%

Wheatley Partners, L.P.                 235,848(4)(11)(12)                           1.5%

Wheatley Foreign Partners, L.P.         235,848(4)(11)(12)                           1.5%

Wheatley Partners, LLC                  235,848(4)(11)(12)                           1.5%

-------------------------------

      (2) Includes shares of Common Stock issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, the December 1999 Directors Option, shares of Common Stock issued upon the exchange of the Series D Preferred Stock, shares of Common Stock issuable upon the exercise of the Series D Warrants and shares of Common Stock issued upon the exchange of the Series E Preferred Stock.

      (3) Includes 1,430,507 shares of Common Stock owned by Wheatley Partners II, L.P.

      (4) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

      (5) Includes 150,012 shares of Common Stock owned individually by Barry Rubenstein, 31,040 shares of Common Stock issuable upon the exercise of the Advisory Option, 18,624 shares of Common Stock issuable upon the exercise of the 1996 Advisory Option, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option and 1,333 shares issuable upon the exercise of the Series D Warrants.

      (6) Includes 829,226 shares of Common Stock owned by Woodland Venture and 186,838 shares of Common Stock issuable upon the exercise of the Series D Warrants.

      (7) Includes 619,983 shares of Common Stock owned by Seneca, and 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants.

      (8) Includes 309,316 shares of Common Stock owned by Woodland Partners and 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants.

      (9) Includes 1,049 shares of Common Stock owned by Marilyn Rubenstein and 1,333 shares of Common Stock issuable upon the exercise of the Series D Warrants.

      (10)  Includes 294,810 shares of Common Stock owned by Brookwood.

      (11)  Includes 216,980 shares of Common Stock owned by Wheatley Partners.

      (12)  Includes 18,868 shares of Common Stock owned by Wheatley Foreign.

      (13) Includes 509,483 shares of Common Stock owned individually by Irwin Lieber, 31,040 shares of Common Stock issuable upon the exercise of the Advisory Option, 18,624 shares of Common Stock issuable upon the exercise of the 1996 Advisory Option, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option, and 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants.

      (14) Includes 517,243 shares of Common Stock owned individually by Barry Fingerhut, and 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants.

CUSIP No. 64121N109                    13D                   Page 20 of 24 Pages


      (15) Includes 34,136 shares of Common Stock owned individually by Seth Lieber.

      (16) Includes 106,809 shares of Common Stock owned by Applegreen Partners and 23,354 shares of Common Stock issuable upon the exercise of the Series D Warrants.

      (17) Includes 32,584 shares of Common Stock owned individually by Jonathan Lieber.

                  (b) Wheatley Partners II has sole power to vote and to dispose of 1,430,507 shares of Common Stock, representing approximately 9.5% of the outstanding Common Stock.

                  Barry Rubenstein, by virtue of being a general partner of Wheatley Partners II, Woodland Venture, Seneca, Woodland Partners and Brookwood, a member and officer of Wheatley Partners, LLC, and the husband of Marilyn Rubenstein, may be deemed to have shared power to vote and to dispose of 4,095,644 shares of Common Stock (including 375,005 shares issuable upon the exercise of the Series D Warrants), representing approximately 26.6% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 248,509 shares of Common Stock (including shares issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, the December 1999 Directors Option and 1,333 shares issuable upon the exercise of the Series D Warrants), representing approximately 1.6% of the outstanding Common Stock.

                  Irwin Lieber, by virtue of being a general partner of Wheatley Partners II and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,666,355 shares of Common Stock, representing approximately 11.1% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 700,064 shares of Common Stock (including shares issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, the December 1999 Directors Option and 93,417 shares issuable upon the exercise of the Series D Warrants), representing approximately 4.6% of the outstanding Common Stock.

                  Barry Fingerhut, by virtue of being a general partner of Wheatley Partners II and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,666,355 shares of Common Stock, representing approximately 11.1% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 610,660 shares of Common Stock (including 93,417 shares issuable upon the exercise of the Series D Warrants), representing approximately 4.0% of the outstanding Common Stock.

                  Seth Lieber, by virtue of being a general partner of Wheatley Partners II and Applegreen, and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,796,518 shares of Common Stock (including 23,354 shares issuable upon the exercise of the Series D Warrants), representing approximately 11.9% of the outstanding Common Stock. Seth Lieber has sole power to vote and to dispose of 34,136 shares of Common Stock, representing approximately 0.2% of the outstanding Common Stock.

                  Jonathan Lieber, by virtue of being a general partner of Wheatley Partners II and managing general partner of Applegreen, and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,796,518 shares of Common Stock (including 23,354 shares issuable upon the exercise of the Series D Warrants), representing approximately 11.9% of the outstanding Common Stock. Jonathan Lieber has sole power to vote and to dispose of 32,584 shares of Common Stock, representing approximately 0.2% of the outstanding Common Stock.

CUSIP No. 64121N109                    13D                   Page 21 of 24 Pages


                  Woodland Venture has sole power to vote and to dispose of 1,016,064 shares of Common Stock (including 186,838 shares issuable upon the exercise of the Series D Warrants), representing approximately 6.7% of the outstanding Common Stock.

                  Seneca has sole power to vote and to dispose of 713,400 shares of Common Stock (including 93,417 shares issuable upon the exercise of the Series D Warrants), representing approximately 4.7% of the outstanding Common Stock.

                  Marilyn Rubenstein, has sole power to vote and to dispose of 2,382 shares of Common Stock (including 1,333 shares issuable upon the exercise of the Series D Warrants), representing approximately 0.02% of the outstanding Common Stock, and by virtue of being an officer of Services and a general partner of Woodland Partners and Brookwood, may be deemed to have shared power to vote and to dispose of 2,426,907 shares of Common Stock (including 373,672 shares issuable upon the exercise of the Series D Warrants), representing approximately 15.8% of the outstanding Common Stock.

                  Services by virtue of being a general partner of Woodland Venture and Seneca, may be deemed to have shared power to vote and to dispose of 1,729,364 shares of Common Stock (including 280,255 shares issuable upon the exercise of the Series D Warrants), representing approximately 11.3% of the outstanding Common Stock.

                  Woodland Partners has sole power to vote and to dispose of 402,733 shares of Common Stock (including 93,417 shares issuable upon the exercise of the Series D Warrants), representing approximately 2.7% of the outstanding Common Stock.

                  Applegreen has sole power to vote and to dispose of 130,163 shares of Common Stock (including 23,354 shares issuable upon the exercise of the Series D Warrants), representing approximately 0.9% of the outstanding Common Stock.

                  Brookwood has sole power to vote and to dispose of 294,810 shares of Common Stock, representing approximately 2.0% of the outstanding Common Stock.

                  Wheatley Partners has sole power to vote and to dispose of 216,980 shares of Common Stock, representing approximately 1.4% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 18,868 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

                  Wheatley Foreign has sole power to vote and to dispose of 18,868 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 216,980 shares of Common Stock, representing approximately 1.4% of the outstanding Common Stock.

                  Wheatley Partners, LLC by virtue of being a general partner of the Wheatley Partners and Wheatley Foreign, may be deemed to have shared power to vote and to dispose of 235,848 shares of Common Stock, representing approximately 1.5% of the outstanding Common Stock.

                  (c) The following table sets forth the transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D which were effected during the prior sixty days from April 13, 2004:

CUSIP No. 64121N109                    13D                   Page 22 of 24 Pages


                                           Number                                  Number of Shares
                                           of Shares of                            of Series E
                                           Series D Preferred  Number of Shares    Preferred Stock    Number of Shares
                                           Stock Exchanged     of Common Stock     Exchanged By       of Common Stock
Name of Shareholder          Date          By Holder           Received by Holder  Holder             Received by Holder
-------------------          ----          ------------------  ------------------  ----------------   ------------------

Wheatley Partners II,       04/13/04              --                   --              94,339              235,848
L.P.

Wheatley Partners, L.P.     04/13/04              --                   --              86,792              216,980

Wheatley Foreign            04/13/04              --                   --               7,547               18,868
Partners, L.P.

Barry Rubenstein            04/13/04             495                1,049              47,169              117,923

Irwin Lieber                04/13/04          34,869               73,468             165,094              412,735

Barry Fingerhut             04/13/04          34,869               73,468             165,094              412,735

Seth Lieber                 04/13/04              --                   --              11,792               29,480

Jonathan Lieber             04/13/04              --                   --              11,792               29,480

Woodland Venture Fund       04/13/04          69,379              146,938             212,264              530,660

Seneca Ventures             04/13/04          34,869               73,468             165,094              412,735

Woodland Partners           04/13/04          34,869               73,468              94,339              235,848

Brookwood Partners,         04/13/04              --                   --             117,924              294,810
L.P.

Applegreen Partners         04/13/04           8,672               18,366              35,377               88,443

Marilyn Rubenstein          04/13/04             495                1,049                  --                   --

-------------------------------

      (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

      (e)   Not applicable.

CUSIP No. 64121N109                    13D                   Page 23 of 24 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated: April 29, 2004           WHEATLEY PARTNERS II, L.P.

                                By: /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber, a General Partner

                                SENECA VENTURES

                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, a General Partner

                                WOODLAND VENTURE FUND

                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, a General Partner

                                WOODLAND SERVICES CORP.

                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, President

                                /s/ Barry Rubenstein
                                ------------------------------------------------
                                Barry Rubenstein

                                /s/ Irwin Lieber
                                ------------------------------------------------
                                Irwin Lieber

                                /s/ Barry Fingerhut
                                ------------------------------------------------
                                Barry Fingerhut

                                /s/ Marilyn Rubenstein
                                ------------------------------------------------
                                Marilyn Rubenstein

                                /s/ Seth Lieber
                                ------------------------------------------------
                                Seth Lieber

                                /s/ Jonathan Lieber
                                ------------------------------------------------
                                Jonathan Lieber

                                WOODLAND PARTNERS

                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, a General Partner

                                APPLEGREEN PARTNERS

                                By: /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber, a General Partner

CUSIP No. 64121N109                    13D                   Page 24 of 24 Pages


                                BROOKWOOD PARTNERS, L.P.

                                By: /s/ Barry Rubenstein
                                   ---------------------------------------------
                                    Barry Rubenstein, a General Partner

                                WHEATLEY PARTNERS, L.P.
                                   By: Wheatley Partners, LLC, the General
                                       Partner

                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, CEO

                                WHEATLEY FOREIGN PARTNERS, L.P.
                                   By: Wheatley Partners, LLC, the General
                                       Partner

                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, CEO

                                WHEATLEY PARTNERS, LLC

                                By: /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, CEO

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).